EXHIBIT 10.7

ATHEROS COMMUNICATIONS, INC.

2004 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted Stock Units (“Restricted Stock Units”) representing shares of Common Stock of Atheros Communications, Inc. (the “Company”) on the following terms and pursuant to such other terms and conditions as are set forth in the Restricted Stock Unit Agreement, including special terms and conditions, applicable to all Participants outside of the United States, contained in the appendix thereto (the “Appendix”), as well as any special terms and conditions for your country in the Appendix, and the Atheros Communications, Inc. 2004 Stock Incentive Plan (the “Plan”), all of which are attached to and made a part of this document. Certain capitalized terms used, but not defined in this Notice of Restricted Stock Unit Award are defined in the Plan.

Name of Participant:	[Name of Grantee]

Total Number of Restricted Stock Units Granted:	[Total Number of Shares]

Date of Grant:	[Date of Grant]

Vesting Start Date:	[Vesting Commencement Date]

Vesting Schedule:	[Vesting Schedule]

By signing this document, you and the Company agree that these Restricted Stock Units are granted under and governed by the terms and conditions of the Atheros Communications, Inc. 2004 Stock Incentive Plan and the Restricted Stock Unit Agreement.

By signing this document you further agree that the Company may deliver by email or by other electronic means all documents relating to current or future participation in the Plan or this Award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

ATHEROS COMMUNICATIONS, INC.

Title: Vice President and CAO

ATHEROS COMMUNICATIONS, INC.

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Payment for Restricted Stock Units	No payment is required for the Restricted Stock Units you receive.

Vesting	Subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”), including the Appendix, your Restricted Stock Units vest in accordance with the schedule set forth in the Notice of Restricted Stock Unit Award.

Forfeiture

When your active employment with the Company or a Subsidiary terminates for any reason, vesting of your Restricted Stock Units subject to such Award immediately stops and such Award expires immediately as to the number of Restricted Stock Units that are not vested as of the date such Service terminates.

This means that the unvested Restricted Stock Units will immediately be cancelled. You receive no payment for Restricted Stock Units that are forfeited.

The Committee determines when your Service terminates for this purpose and all purposes under the Plan.

If you are outside of the United States, please see clause (m) of the “Nature of Grant” section in the Appendix for additional information.

Leaves of Absence and Part-Time Work

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. Subject to applicable law, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then, to the extent permitted by applicable law, the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then, to the extent permitted by applicable law, the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Restricted Stock Units	Your Restricted Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares (or distribute cash) on a future date. As a holder of Restricted Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Restricted Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Restricted Stock Units are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Restricted Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Restricted Stock Units. For instance, you may not use your Restricted Stock Units as security for a loan.

Settlement of Restricted Stock Units

Subject to the requirements of applicable law, each of your Restricted Stock Units will be settled as soon as reasonably practicable when it vests.

At the time of settlement, you will receive one Share for each vested Restricted Stock Unit; provided, however, that no fractional Share will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated.

Withholding Taxes and Stock Withholding	Regardless of any action the Company or your actual employer (if a Parent, Subsidiary, or Affiliate) (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, without limitation, the grant, vesting, or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance, and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)    withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;

(2)    withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(3)    withholding in Shares to be issued upon settlement of the Restricted Stock Units.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Resale	By signing this Agreement, you agree not to sell any Shares issued upon settlement of the Restricted Stock Units at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an Employee, Consultant or Outside Director.

No Advice Regarding Award	The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be retained by the Company or a Parent, Subsidiary, or Affiliate in any capacity. The Company and any Parent, Subsidiaries, and/or Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company Stock, the number of Restricted Stock Units covered by this Award will be adjusted pursuant to the Plan.

Beneficiary Designation	If permitted under applicable law and by the Committee, you may be able to dispose of your Restricted Stock Units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested Restricted Stock Units that you hold at the time of your death.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of Santa Clara, California, or the federal courts for United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Severability	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

Appendix	Notwithstanding any provisions in this Agreement, if you are outside of the United States, the Restricted Stock Units shall be subject to any special terms and conditions set forth in the Appendix that apply generally outside of the United States, as well as special country-specific terms and conditions set forth in the Appendix that apply for your country. Moreover, if you relocate to a country outside of the United States and/or another country included in the Appendix, the special terms and conditions in the Appendix, including any special terms and conditions for such country, will apply to you, to the extent that the Committee determines that the application of such terms is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units, and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require you to sign any additional documents or undertakings that may be necessary to accomplish the foregoing.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. All capitalized terms that are used, but not defined in this Agreement shall have the meanings assigned to them in the Plan or the Notice of Restricted Stock Unit Award. This Agreement, including the Appendix, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement, including the Appendix, may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THE PLAN AND IN

THIS AGREEMENT (INCLUDING IN THE APPENDIX IF YOU ARE OUTSIDE

OF THE UNITED STATES).

APPENDIX TO

ATHEROS COMMUNICATIONS, INC.

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(For Participants Outside of the United States)

This Appendix includes special terms and conditions governing the Restricted Stock Units, which apply to all Participants outside of the United States. In addition, this Appendix includes additional country-specific terms and conditions that govern the Award of Restricted Stock Units under the Plan if you are subject to the laws of any of the countries identified below. All capitalized terms that are used, but not defined, in this Appendix, the Notice of Restricted Stock Unit Award, or the Agreement shall have the meanings assigned to them in the Plan.

Special Terms and Conditions Applicable to All Participants Outside of the United States

Nature of Grant

In accepting the Restricted Stock Units, you acknowledge, understand, and agree that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended, or terminated by the Company at any time;

(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)    all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(d)    your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your Service at any time;

(e)    your participation in the Plan is voluntary;

(f)     the Restricted Stock Units and the Shares subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any;

(g)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(h)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no even should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Parent, Subsidiary, or Affiliate;

(i)     the Award and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Parent, Subsidiary, or Affiliate;

(j)     the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of local labor laws), and, in consideration for the Restricted Stock Units, to which you otherwise are not entitled, you irrevocably agree never to institute any claim against the Company or the Employer, waive your ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(l)     in the event of termination of your Service (regardless of whether in breach of local labor laws), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you no longer are actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you no longer are actively employed for purposes of the Award; and

(m)   the Restricted Stock Units and the benefits under the Plan, if any, will not transfer automatically to another company in the case of a merger, takeover, or transfer of liability.

Data Privacy

         You hereby explicitly and unambiguously consent to the collection, use, and transfer, in electronic or other form, of your personal data as described in the Agreement, including this Appendix, and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company, and any Parent, Subsidiary, or Affiliate for the exclusive purposes of implementing, administering, and managing your participation in the Plan.

Your understand that the Company and the Employer may hold certain personal information about you, including, without limitation, your name, home address, and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the exclusive purposes of implementing, administering, and managing the Plan (“Data”).

You understand that Data will be transferred to E*Trade Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*Trade Financial Services, Inc., and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering, and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer, and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Language	If you received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

Additional Country-Specific Terms and Conditions

Canada

Termination Period: The following replaces clause (l) of the “Nature of Grant” section in the Appendix:

in the event of termination of your Service (whether or not in breach of local labor laws), your right, if any, to vest in the Restricted Stock Units under the Plan will terminate effective as of the earlier of (1) the date on which you receive notice of termination of your employment; or (2) the date on which you are no longer actively employed by the Employer, and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you no longer are actively employed for purposes of the Award;

The following provisions apply if you are in Quebec:

Consent to Receive Information in English

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy: The following supplements the “Data Privacy” section in the Appendix:

You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, the Employer and/or any Parent, Subsidiary, or Affiliate to disclose and discuss such information with their advisors. You also authorize the Company, the Employer and/or any Parent, Subsidiary, or Affiliate to record such information and to keep such information in your employment file.

China

Mandatory Sale at Vesting: The following supplements the “Settlement of Restricted Stock Units” section of the Agreement:

Due to legal restrictions in China, all Shares issued upon settlement of the Restricted Stock Units will be subject to a mandatory sale restriction. You authorize the sale of all Shares issued as soon as administratively practicable after the applicable vesting date on your behalf and pursuant to this authorization. Upon the sale of Shares, you will receive the sale proceeds less any amounts necessary to satisfy Tax-Related Items and applicable transaction fees or commissions. Due to currency exchange conversion rate fluctuation between the applicable vesting date of the Restricted Stock Units and (if later) the date on which the Shares are sold, the amount of sale proceeds may be more or less than the Fair Market Value of the Shares on the applicable vesting date (which is the relevant amount for purposes of calculating amounts necessary to satisfy applicable Tax-Related Items).

Exchange Control Restriction

Unless you are not a PRC national, due to exchange control laws and regulations in China, you will be required immediately to repatriate to China the cash proceeds from the mandatory sale of Shares at vesting of the Restricted Stock Units. You further understand that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or a Subsidiary or Affiliate, expressly for this purpose. By accepting the Restricted Stock Units, you agree that any cash proceeds from the sale of Shares upon settlement may be transferred to such special account prior to being delivered to you. You further agree to comply with any other requirements that the Company may impose in the future in order to facilitate compliance with exchange control requirements in China. You acknowledge that, if the cash proceeds are paid in local currency, the Company is under no obligation to secure any particular currency exchange conversion rate. Furthermore, compliance with local exchange control laws and regulations may delay the conversion of cash proceeds into local currency. You agree that, if the conversion of the cash proceeds into local currency is delayed, you shall bear the risk of any currency exchange conversion rate fluctuation between the date on which the Shares issued upon settlement of the Restricted Stock Units are sold and the date of conversion of the cash proceeds into local currency.

Finland	There are no special terms and conditions.

France

Restricted Stock Units Not Tax-Qualified

You understand that the Award is not intended to qualify for French favorable tax and social security treatment.

Consent to Receive Information in English

By accepting the grant of Restricted Stock Units and the Agreement, which provides for the terms and conditions of the Restricted Stock Units, you confirm having read and understood the documents relating to this grant, which were provided to you in English. You accept the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de vos actions gratuites, vous confirmez avoir lu et compris les documents relatifs à cette attribution qui vous ont été transmis en langue anglaise. Vous acceptez ainsi les conditions et termes de ces documents.

Germany	There are no special terms and conditions.

Hong Kong

SECURITIES WARNING

The Restricted Stock Units and any Shares issued upon settlement do not constitute a public offering of securities under Hong Kong law and are available only to Employees, Outside Directors, and Consultants of the Company or a Parent, Subsidiary, or Affiliate. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. These documents have not been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units and related documents are intended solely for the personal use of each Employee, Outside Director, and/or Consultant (as applicable) and may not be distributed to any other person. If you do not understand the contents of the Agreement, including this Appendix, and/or the Plan, you are advised to obtain independent professional advice.

India

Exchange Control Requirements

Proceeds from the sale of Shares must be repatriated to India within 90 days of receipt. You should obtain for your records a foreign inward remittance certificate (“FIRC”) from the bank through which you repatriate the funds, so as to document your compliance with the exchange control requirements. If requested, you must provide a copy of the FIRC to the Employer.

Japan	There are no special terms and conditions.

Korea	There are no special terms and conditions.

Macau	There are no special terms and conditions.

Singapore

Securities Notice

The Award of Restricted Stock Units is being made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), pursuant to which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Requirement

If you are a director, associate director, or shadow director of a Singaporean Subsidiary or Affiliate, you must notify the Singaporean Subsidiary or Affiliate in writing within two days of receiving or disposing of an interest (e.g., the Restricted Stock Units) in the Company or a Parent, Subsidiary, or Affiliate, or within two days of becoming a director if such an interest exists at the time.

Taiwan	There are no special terms and conditions.

United Kingdom

Restricted Stock Units Payable in Shares Only

Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the Restricted Stock Units do not provide any right for you to receive a cash payment and shall be paid in Shares only.

Joint Election

As a condition of participation in the Plan and the vesting of the Restricted Stock Units, you agree to accept any liability for secondary Class 1 National Insurance contributions, which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units, and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election having been approved formally by Her Majesty’s Revenue and Customs (“HMRC”) (the “Joint Election”), and any other required consent or election. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer. You further agree that the Company or the Employer may collect the Employer NICs from you by any of the means set forth in the “Withholding Taxes and Stock Withholding” section of the Agreement.

If you do not enter into a Joint Election prior to the vesting of the Restricted Stock Units, or if approval of the Joint Election has been withdrawn by HMRC, the Restricted Stock Units shall become null and void, and no Shares will be issued to you under the Plan, without any liability to the Company or the Employer, unless otherwise determined by the Committee in its sole discretion.

Tax Obligations. The following supplements the “Tax Obligations” section of the Agreement:

If payment or withholding of the Tax-Related Items (including the Employer NICs) is not made within ninety (90) days of the event giving rise to the Tax-Related Items or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions)

Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-
current official rate of HMRC, that it will be immediately due and repayable, and that the Company or the
Employer may recover it at any time thereafter by any of the means referred to in the “Withholding Taxes and Stock Withholding” section of the Agreement.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company to cover the Tax-Related Items. In the event that you are a director or executive officer and Tax-Related Items are not collected from or paid by you by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) (including Employer NICs) will be payable. You understand that you will be responsible for reporting any income tax and NICs (including the Employer
NICs) due on this additional benefit directly to HMRC under the self-assessment regime.